Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-139457 and 333-145976 on Form S-3 and Registration Statement No. 333-137708 on Form S-8 of BlackRock, Inc. of our report dated February 27, 2009 (September 17, 2009 as to the effects of the retrospective adoption of SFAS No. 160, FSP APB 14-1 and FSP EITF 03-6-1 as disclosed in Notes 2, 11 and 20), relating to the consolidated financial statements of BlackRock, Inc., and our report dated February 27, 2009, relating to the effectiveness of BlackRock, Inc.’s internal control over financial reporting, appearing in this Current Report on Form 8-K of BlackRock, Inc.

/s/ Deloitte & Touche LLP

New York, New York September 17, 2009